Exhibit 99.1

News Release

CONTACT:	Neal E. Arnold (Analysts)	FOR IMMEDIATE RELEASE
	513/579-4356	March 22, 2004
Bradley S. Adams, IR (Analysts)
513/534-0938
Roberta R. Jennings (Media)
513/579-4153

Fifth Third Bancorp In Full Compliance

With Financial Holding Company Requirements

Fifth Third Bancorp (Nasdaq: FITB) said today that it has been notified by the Federal Reserve Bank of Cleveland that it is in full compliance with the financial holding company and financial subsidiary requirements under the Gramm-Leach-Bliley Act (GLB Act).

This notification reflects that Fifth Third and each of its subsidiary banks meets both the well-capitalized and well-managed criteria under the GLB Act. While the written agreement between Fifth Third, the Federal Reserve Bank of Cleveland and the State of Ohio Department of Commerce, Division of Financial Institutions remains in effect, Fifth Third has successfully completed the action steps needed to achieve full compliance with the financial holding company and subsidiary requirements.

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $91 billion in assets, operates 17 affiliates with 959 full-service Banking Centers, including 129 Bank Mart® locations open seven days a week inside select grocery stores and 1,929 Jeanie® ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee and West Virginia. The financial strength of Fifth Third’s affiliate banks continues to be recognized by rating agencies with deposit ratings of AA- and Aa1 from Standard & Poor’s and Moody’s, respectively. Additionally, Fifth Third Bancorp continues to maintain the highest short-term ratings available at A-1+ and Prime-1, and was recently recognized by Moody’s with one of the highest senior debt ratings for any U.S. bank holding company of Aa2. Fifth Third operates four main businesses: Retail, Commercial, Investment Advisors and Fifth Third Processing Solutions. Investor information and press releases can be viewed at www.53.com. The company’s common stock is traded through the NASDAQ National Market System under the symbol “FITB.”

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